Table of Contents
INFINITY PROPERTY AND CASUALTY CORPORATION 10-K

EXHIBIT 23
EXHIBIT 23 – CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of our reports dated February 28, 2017, with respect to the consolidated financial statements and schedules of Infinity Property and Casualty Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Infinity Property and Casualty Corporation and subsidiaries, included in this Annual Report (Form 10-K) of Infinity Property and Casualty Corporation and subsidiaries for the year ended December 31, 2016:

Form	Registration Number	Description
S-8	333-117711	Employee Stock Purchase Plan
S-3	333-209799	Automatic Shelf Registration Statement of securities of well-known seasoned issuers
S-8	333-189173	Amended and Restated 2013 Stock Incentive Plan

Birmingham, Alabama
February 28, 2017	/S/ ERNST & YOUNG LLP